CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 29, 2018, accompanying the financial statements of Investment Grade Income Trust, 7-13 Year Series 55 (included in Invesco Unit Trusts, Taxable Income Series 549) as of January 31, 2018, and for the period from February 9, 2016 (date of deposit) through January 31, 2017 and for the year ended January 31, 2018, and the financial highlights for the period from February 9, 2016 (date of deposit) through January 31, 2017 and for the year ended January 31, 2018, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-208249) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 29, 2018